Exhibit 3.1

IRIDIUM COMMUNICATIONS INC.

CERTIFICATE OF THE POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

7.00% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE

PREFERRED STOCK

($0.0001 PAR VALUE)

($100 LIQUIDATION PREFERENCE PER SHARE)

PURSUANT TO SECTION 151(g) OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

THE UNDERSIGNED, being the Chief Financial Officer of Iridium Communications Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify to the Secretary of State of the State of Delaware (the “Secretary”) that, in accordance with Sections 141(c) and 151(g) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Company as of September 27, 2012:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article Four of Certificate of Incorporation (the “Certificate”) and Section 151(g) of the DGCL, the Board of Directors, by resolutions duly adopted on or as of September 6, 2012, has authorized the classification and designation of up to 1,000,000 shares (inclusive of any over-allotment option granted to the initial purchasers) of the authorized but unissued preferred stock of the Company, par value $0.0001 per share (“Preferred Stock”), as a separate class of Preferred Stock, the issuance of a maximum of 1,000,000 shares (inclusive of any over-allotment option granted to the initial purchasers) of such class of Preferred Stock, and, pursuant to the powers contained in the Bylaws of the Company and the DGCL, appointed a committee (the “Committee”) of the Board of Directors and delegated to the Committee, to the fullest extent permitted by the DGCL and the Certificate and Bylaws of the Company, among other things, all powers of the Board of Directors with respect to (i) setting the number of shares of the Preferred Stock to be classified and designated, up to a maximum of 1,000,000 shares (inclusive of any over-allotment option granted to the initial purchasers) of Preferred Stock, (ii) choosing the cumulative dividend percentage for the Preferred Stock, (iii) selecting the dates on which dividends will be paid on the Preferred Stock, (iv) establishing the price per share for the Preferred Stock, (v) authorizing, approving and filing this Certificate of the Powers, Designations, Preferences and Rights (this “Certificate of Designations”) with the Secretary, and (vi) authorizing and approving all such other actions as the Committee may deem necessary or desirable in connection with the classification, authorization, issuance, offer, and sale of the Preferred Stock.

SECOND: The Committee has unanimously adopted resolutions classifying and designating the Preferred Stock as a separate class of Preferred Stock to be known as the “7.00%

Series A Cumulative Perpetual Convertible Preferred Stock,” setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such 7.00% Series A Cumulative Perpetual Convertible Preferred Stock, and authorizing the issuance of up to 1,000,000 shares (inclusive of any over-allotment option granted to the initial purchasers) of 7.00% Series A Cumulative Perpetual Convertible Preferred Stock.

THIRD: The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Company designated as 7.00% Series A Cumulative Perpetual Convertible Preferred Stock are as follows, which upon any restatement of the Certificate shall be made a part of or incorporated by reference into the Certificate with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

SECTION 1. Designation and Number. A series of Preferred Stock, designated the “7.00% Series A Cumulative Perpetual Convertible Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock initially shall be 1,000,000.

SECTION 2. Rank. The Series A Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company: (i) senior to all classes or series of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and all classes or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (ii) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will rank junior in right of payment to the Company’s other existing and future debt obligations.

SECTION 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock as to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.00% per annum of the $100 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $7.00 per share of the Series A Preferred Stock). Such dividends per share shall accrue and be cumulative from and including the date of original issuance thereof and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing December 15, 2012; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date (as defined below).

“Dividend Record Date” means each March 1, June 1, September 1, and December 1, or such other applicable record date designated by the Board of Directors for the payment of dividends that is not more than 60 or fewer than 10 days prior to the applicable Dividend Payment Date.

“Dividend Payment Date” means the 15th calendar day of each March, June, September and December, commencing on December 15, 2012.

“Dividend Period” means the respective period commencing on and including the 16th day of March, June, September and December of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the date of original issuance of the Series A Preferred Stock and end on and include December 15, 2012, and other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 7 of this Certificate of Designations, which shall end on and include the day preceding the applicable redemption date with respect to the shares of Series A Preferred Stock being redeemed).

For purposes of this Certificate of Designations, the term “Business Day” means each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, or whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) below and except for Permitted Distributions, no dividends shall be declared and paid or declared and set aside for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Company ranking, as to dividends, junior to the Series A Preferred Stock for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Company ranking, as to dividends or upon liquidation, junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any funds be paid or made available for a sinking fund for the redemption of such shares) by the Company, unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set aside for such payment.

“Permitted Distributions” means:

(i) dividends payable solely in capital stock ranking, as to dividends and as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock;

(ii) the conversion into or exchange for other shares of any class or series of capital stock ranking, as to dividends and as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock;

(iii) repurchases, redemptions or acquisitions of shares of the Common Stock or any other class or series of capital stock in connection with any employment contract, equity incentive plan, benefit plan or similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, or in connection with the payment of exercise prices of options or warrants or withholding taxes relating to employee equity awards; and

(iv) repurchases, redemptions or acquisitions of warrants or convertible debt securities, or exchanges of options.

(d) When dividends are not paid in full and a sum sufficient for such full payment is not so set aside upon the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(e) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

SECTION 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $100 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to but excluding the date of payment. If, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking, as to the distribution of the Company’s assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and each such other class or series of shares of capital stock ranking, as to the distribution of the Company’s assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

(c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Company or otherwise, is permitted under the DGCL, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Company’s total liabilities.

SECTION 5. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 5.

(b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series A Preferred Stock (voting together as a single class with all other classes or series of Voting Preferred Stock whose voting rights are then exercisable) shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) until all dividends accumulated on such Series A Preferred Stock and Voting Preferred Stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment provided that the election of any such directors will not cause the Company to violate the corporate governance requirements of NASDAQ (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted). In such case, the number of directors comprising the entire Board of Directors will be increased by such number of Preferred Directors. “Voting Preferred Stock” means any and all classes or series of preferred stock ranking on parity with the Series A Preferred Stock either or both as to the payment of dividends and/or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and upon which like voting rights have been conferred.

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification or removal. The election will take place at:

(i) either (A) a special meeting called in accordance with Section 5(d) below if the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Company’s next annual or special meeting of stockholders, or at the option of the Company, at a separate special meeting, and

(ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series A Preferred Stock and each such class or series of outstanding Voting Preferred Stock whose voting rights are then exercisable have been paid in full.

(d) At any time when such voting rights shall have vested in accordance with Section 5(c)(i)(A) above, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 25% of the outstanding shares of Series A Preferred Stock together with Voting Preferred Stock whose voting rights are then exercisable, a special meeting of the holders of Series A Preferred Stock and each class or series of Voting Preferred Stock by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given by the Company. The record date for determining holders of the Series A Preferred Stock and Voting Preferred Stock entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Stock and Voting Preferred Stock entitled to vote, by plurality vote, voting together as a single class without regard to class or series, will be entitled to elect the Preferred Directors on the basis of one vote per $100 of liquidation preference to which such Series A Preferred Stock and Voting Preferred Stock are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series A Preferred Stock and Voting Preferred Stock (whose voting rights are then exercisable) voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock and the Voting Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the stockholder records of the Company. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Stock and Voting Preferred Stock (whose voting rights are then exercisable) voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock and the Voting Preferred Stock that would have been entitled to vote at such special meeting.

(e) If and when all accumulated dividends on such Series A Preferred Stock and all classes or series of Voting Preferred Stock whose voting rights are then exercisable for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, the right of the holders of Series A Preferred Stock and such Voting Preferred Stock to elect the Preferred Directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), the term of office of each Preferred Director so elected shall immediately terminate and the entire Board of Directors shall be reduced accordingly.

(f) Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock and the Voting Preferred Stock entitled to vote thereon when they have the voting rights set forth in Section 5(b) above (voting as a single class), in each case to the extent the voting rights of the holders of Series A Preferred Stock or such other Voting Preferred Stock remain then exercisable. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when only they have the voting rights described above and by the majority vote of the Series A Preferred Stock and each other class or series of Voting Preferred Stock whose voting rights are then exercisable (voting as a single class) when the Series A Preferred Stock and such Voting Preferred Stock are entitled to vote thereon, provided that the appointment or election of any such directors will not cause the Company to violate the corporate governance requirements of NASDAQ (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted). Each of the Preferred Directors shall be entitled to one vote on any matter.

(g) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock and Voting Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company or reclassify any authorized shares of capital stock of the Company into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock, (unless such conversion or other right is contingent upon any required consent or affirmative vote of the holders of the Series A Preferred Stock); or (ii) amend, alter or repeal the provisions of the Certificate or the terms of the Series A Preferred Stock, whether by merger or consolidation (an “Event”), so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series A Preferred Stock are converted into or exchanged for, preference securities of the surviving entity, or its ultimate parent, with such rights, preferences, privileges and voting powers, taken as a whole, not materially less favorable to the holders of the Series A Preferred Stock than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Series A Preferred Stock receive the greater of the closing sale price of the Series A Preferred Stock on the Trading Day immediately preceding the date of an Event set forth in (ii) above or the $100 liquidation preference per share of the Series A Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. Notwithstanding the foregoing, if the occurrence of any Event set forth in (i) or (ii) above materially and adversely affects the rights, preferences, privileges or voting power of any of the Series A Preferred Stock disproportionately relative to other classes or series of Voting Preferred Stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock shall be required, subject, however, to the proviso which appears immediately following such clauses above. Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to: (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Company, (B) any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock.

(h) The foregoing voting provisions of this Section 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed, repurchased or otherwise reacquired or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption, repurchase or reacquisition.

(i) In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall be entitled to one vote per $100 of liquidation preference. In class votes of the Series A Preferred Stock and any other classes or series of preferred stock, preferred stock of different classes or series shall vote in proportion to their respective liquidation preference.

(j) Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole, and to the extent permitted by law, the Company may amend, alter, supplement, or repeal any terms of the Certificate or this Certificate of Designations for the following purposes:

(i) to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

(ii) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

SECTION 6. Conversion Rights.

(a) Definitions. For the purposes of this Certificate of Designations, the following terms shall have the following meanings:

“Cap Amount” means 14,939,447, which is 19.9% of the outstanding Common Stock on September 27, 2012, subject to adjustment for share splits and combinations and similar events.

“Closing Sale Price” per share of Common Stock (or any other security for which a Closing Sale Price must be determined) on any Trading Day means the closing sale price per share of Common Stock (or such other security, as the case may be) (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock (or such other security as the case may be) is listed. If the Common Stock (or such other security, as the case may be) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” will be the last quoted bid price for the Common Stock (or such other security as the case may be) in the over-the-counter market on the relevant date as reported by the OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security as the case may be) is not so quoted, the “Closing Sale Price” will be the average of the mid-point of the last bid and ask prices for the Common Stock (or such other security as the case may be) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. On and after the occurrence of a Reorganization Event, the Closing Sale Price of a unit of Reference Property will be determined in accordance with the above “Closing Sale Price” definition or, if it cannot be so determined, then, it will be determined by the Board of Directors (or a committee thereof) in a commercially reasonably manner.

“Conversion Agent” means the transfer agent acting in its capacity as conversion agent for the Series A Preferred Stock or such other persion as the Company may designate from time to time.

“Company Conversion Option” means the Company’s option to convert some or all of the Series A Preferred Stock into that number of shares of Common Stock that are issuable at the then-applicable Conversion Rate as described in Section 6(c) of this Certificate of Designation.

“Conversion Date” has the meaning set forth in Section 6(b)(iii)(C) of this Certificate of Designations, except (i) in the case of a conversion during the Fundamental Change Conversion Period, in which case, the Conversion Date shall be the Fundamental Change Conversion Date, and (ii) in the case of the exercise of the Company Conversion Option, in which case the Conversion Date shall be the applicable Effective Date.

“Conversion Price” per share of Series A Preferred Stock as of any date means the liquidation preference of such share of Series A Preferred Stock divided by the then applicable Conversion Rate.

“Conversion Rate” means initially 10.6022 shares of Common Stock per $100 liquidation preference, subject to adjustment in certain events as set forth in this Section 6 of this Certificate of Designations.

“Credit Facility” means that certain COFACE Facility Agreement, dated as of October 4, 2010, as amended on August 1, 2012 and as further amended, supplemented or otherwise modified from time to time, between the Company, Iridium Satellite LLC, certain of the Company’s other subsidiaries, Deutsche Bank (Paris Branch), Banco Santander SA, Société Générale, Natixis and Mediobanca International (Luxembourg) S.A., as mandated lead arrangers and bookrunners, BNP Paribas, Crédit Industriel et Commercial, Intesa Sanpaolo S.p.A. (Paris Branch) and Unicredit Bank Austria AG, as lead arrangers, the financial institutions from time to time party thereto as lenders, Société Générale as agent, and Deutsche Bank Trust Company Americas as security agent and trustee.

“Daily VWAP” of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page IRDM <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable, the Market Value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by the Company). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“DTC” means The Depository Trust Company or any successor entity.

“Effective Date” has the meaning set forth in Section 6(c)(iii) of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-dividend date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fundamental Change” shall mean the occurrence of any of the following:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions) other than the Company, or any of the Company’s subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power in the aggregate of all classes of the Company’s Voting Stock then outstanding;

(ii) the Company consolidates with, or merges with or into, another person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions) or any person consolidates with or merges with or into the Company, or the Company conveys, transfers, leases or otherwise disposes of all or substantially all of the Company’s consolidated assets to any person (other than a direct or indirect wholly owned subsidiary of the Company), other than:

(A) any transaction pursuant to which the holders of the Company’s capital stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of Voting Stock of the continuing or surviving person immediately after the transaction; or

(B) any merger solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity;

(iii) the Company approves a plan of liquidation or dissolution; or

(iv) the Common Stock ceases to be listed on the NASDAQ or another national securities exchange or quoted on an over-the-counter market in the United States.

Notwithstanding the foregoing, a Fundamental Change will be deemed not to have occurred in the case of an event, transaction or series of related transactions described in clauses (i) and (ii) above if (A) at least 90% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in such event, transaction or series of related transactions consists of common stock or other common equity (including depositary receipts) traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) and (B) as a result of such transaction or transactions the shares of Series A Preferred Stock become convertible into such consideration. For the purposes of this definition of Fundamental Change, any event, transaction or series of related transactions that constitutes a Fundamental Change under both clause (i) and clause (ii) above will be deemed to constitute a Fundamental Change solely upon the occurrence of the applicable transaction under clause (ii) of this definition of Fundamental Change.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Fundamental Change Conversion Date” means the date set forth in the notice described in Section 6(j)(iv) of this Certificate of Designations, which shall be no earlier than the 20th Trading Day following the date on which the Company gives such notice and no later than the 30th Trading Day following such notice.

“Fundamental Change Conversion Right” has the meaning set forth in Section 6(j)(i) of this Certificate of Designations.

“Make-Whole Premium” means the number of additional shares determined in accordance with Section 6(k) of this Certificate of Designations.

“Market Disruption Event” means, (i) for purposes of determing Daily VWAP and Market Value only: (A) a failure by the principal United States national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (B) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled Trading Day for the Common Stock (or other security for which Market Value is required to be determined) for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock (or such other security), and for purposes of determing Closing Sale Price: (A) if the Common Stock (or such other security, as the case may be) are listed for trading on The NASDAQ Global Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the securities exchange or otherwise) in the Common Stock (or such other security, as the case may be) or in any options, contracts or futures contracts relating to the Common Stock (or such other security, as the case may be). “Market Value” means the average of the Daily VWAP of the Common Stock (or unit of Reference Property) for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.

“NASDAQ” means the NASDAQ Global Select Market.

“SEC” means the U.S. Securities and Exchange Commission.

“Trading Day” generally means a day during which (i) for purposes of determinig the Daily VWAP, Market Value or Closing Sales Price, there is no Market Disruption Event and (ii) trading in securities generally occurs on the NASDAQ or, if the Common Stock is not listed on The NASDAQ, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

“Voting Stock” means, with respect to any person, the capital stock of such person that is at the time entitled, without regard to the occurrence of any contingency, to vote in the election of the board of directors, or comparable governing body, of such person.

(b) Conversion at Holder’s Option.

(i) Holders of shares of Series A Preferred Stock, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series A Preferred Stock into Common Stock at the then applicable Conversion Rate.

(ii) The Company shall not issue fractional shares of Common Stock upon the conversion of shares of Series A Preferred Stock. Instead, the Company shall pay the cash value of such fractional shares based upon the Closing Sale Price of its Common Stock on the Trading Day immediately prior to the Conversion Date or the Effective Date for the Company Conversion Option, as applicable.

(iii) Holders’ Conversion Procedures.

(A) Holders of shares of Series A Preferred Stock may convert some or all of their shares by surrendering to the Conversion Agent at its office, the certificate or certificates for the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating that the holder of shares of Series A Preferred Stock elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 6 and specifying the name or names in which the holder of shares of Series A Preferred Stock wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the holder of shares of Series A Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

(B) In lieu of the foregoing procedures, if the Series A Preferred Stock is held in global certificate form, the holder of shares of Series A Preferred Stock must comply with the procedures of DTC to convert its beneficial interest in respect of the Series A Preferred Stock represented by a global stock certificate of the Series A Preferred Stock.

(C) Except as otherwise provided in this Certificate of Designations, the “Conversion Date” with respect to any share of Series A Preferred Stock converted will be the date on which:

(1) The Conversion Agent has received all of the surrendered certificate or certificates, if any, the notice relating to the conversion (or the applicable procedures of the DTC have been complied with);

(2) The Conversion Agent has received any appropriate endorsements and transfer documents;

(3) The Company has received payment of all required transfer taxes, if any (or the holder has demonstrated to the Company’s satisfaction that those taxes have been paid; and

(4) The Company has received payment for any declared and unpaid dividends to the extent provided below under Section 6(f).

(D) As promptly as practicable after the Conversion Date with respect to any shares of Series A Preferred Stock, in the case of shares of Series A Preferred Stock held in certificated form, the Company will deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable shares of the Company’s Common Stock, if then certificated, to which the holders of shares of such Series A Preferred Stock, or the transferee of the holder of such shares of Series A Preferred Stock, will be entitled and (2) if less than the full number of shares of Series A Preferred Stock represented by the surrendered certificate or certificates, if any, or specified in the notice, is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted, if the Series A Preferred Stock is then certificated. This conversion will be deemed to have been made on the Conversion Date so that the rights of the holder of shares of the Series A Preferred Stock as to the shares being converted will cease except for the right to receive the shares of the Common Stock deliverable upon conversion, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock as of the Conversion Date.

(E) A holder of shares of Series A Preferred Stock is not entitled to any rights of a common stockholder of the Company until such holder of shares of Series A Preferred Stock has converted its shares of Series A Preferred Stock, and only to the extent the shares of Series A Preferred Stock are deemed to have been converted into shares of Common Stock under this Certificate of Designations.

(F) If the Company elects to redeem any shares of Series A Preferred Stock, the right of a holder of such to convert those shares of Series A Preferred Stock shall terminate if the Company has not received the conversion notice of such holder of such shares of Series A Preferred Stock by 5:00 p.m., New York City time, on the second Business Day immediately preceding the Redemption Date (unless the Company defaults in the payment of the redemption price, in which case a holder of shares of Series A Preferred Stock may convert such shares until the redemption price has been paid or duly provided for).

(G) If more than one share of Series A Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series A Preferred Stock shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

(c) Company Conversion Option

(i) On or after October 3, 2017, the Company may, at its option, at any time or from time to time, cause some or all of the Series A Preferred Stock to be converted into Common Stock at the then applicable Conversion Rate provided that:

(A) the Daily VWAP of the Common Stock equals or exceeds 130% of the then-applicable conversion price per share of the Series A Preferred Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period) ending on the Trading Day immediately prior to the Company’s issuance of notice of the exercise of the Company Conversion Option as described below; and

(B) on or prior to the Effective Date of the Company Conversion Option, the Company has either declared and paid, or declared and set apart for payment, any unpaid dividends that are in arrears on the Series A Preferred Stock.

(ii) If the Company converts less than all of the outstanding shares of the Series A Preferred Stock, the Conversion Agent will select the shares by lot, on a pro rata basis or in accordance with any other method the Conversion Agent considers fair and appropriate. The Company may convert the Series A Preferred Stock only in a whole number of shares. If a portion of a holder’s Series A Preferred Stock is selected for partial conversion and the holder converts a portion of such Series A Preferred Stock, the number of shares of the Series A Preferred Stock subject to conversion will be reduced by the number of shares that the holder converted.

(iii) Company Conversion Procedures

(A) To exercise the Company Conversion Option, the Company must provide notice to the Conversion Agent and each registered holder of the Series A Preferred Stock. The Company will also publish such notice on its website or through such other public medium as it may use at that time. The “Effective Date” will be a date selected by the Company and will be no more than 20 and not less than 5 Trading Days after the date on which the Company provides such notice of conversion.

(B) In addition to any information required by applicable law or regulation, the notice of the exercise of the Company Conversion Option will state, as appropriate:

(1) the Effective Date for the Company Conversion Option;

(2) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock;

(3) the number of shares of Series A Preferred Stock to be converted; and

(4) that dividends on the shares of Series A Preferred Stock to be converted will cease to accrue on the Effective Date.

Before the delivery of any securities upon conversion by the Company of shares of Series A Preferred Stock, the Company will comply with all applicable federal and state laws and regulations.

(d) Validity, etc., of Common Stock. All shares of Common Stock delivered upon conversion of shares of Series A Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

(e) Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights out of the Company’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series A Preferred Stock, a number of the Company’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock.

(f) Payment of Dividends Upon Conversion.

(i) Optional Conversion

(A) If a holder of shares of Series A Preferred Stock exercises its conversion rights, upon delivery of the shares of Series A Preferred Stock for conversion, those shares of Series A Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the holder of shares of Series A Preferred Stock shall not receive any cash payment in an amount equal to accrued and unpaid dividends on the shares of Series A Preferred Stock, except in those limited circumstances discussed below in this Section 6(f). Except as provided below in this Section 6(f), the Company shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock converted at the election of holders of such shares.

(B) If a holder of shares of Series A Preferred Stock exercises its conversion rights and the related Conversion Date occurs before the close of business on a Dividend Record Date, the holder will not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date.

(C) If a holder of shares of Series A Preferred Stock exercises its conversion right and the related Conversion Date occurs after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder of shares of Series A Preferred Stock on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series A Preferred Stock, notwithstanding the conversion of those shares of Series A Preferred Stock prior to that Dividend Payment Date, because that holder of shares of Series A Preferred Stock will have been the holder of record of shares of Series A Preferred Stock on the corresponding Dividend Record Date. At the time that such holder of shares of Series A Preferred Stock surrenders shares of Series A Preferred Stock for conversion, however, it shall pay to the Company an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date; provided that no such payment need be made if the Company has specified a redemption date that is after a Dividend Record Date and on or prior to the Dividend Payment Date to which that Dividend Record Date relates.

(D) If the holder of shares of Series A Preferred Stock is a holder of shares of Series A Preferred Stock on a Dividend Record Date and converts such shares of Series A Preferred Stock into shares of Common Stock on or after the corresponding Dividend Payment Date such holder of shares of Series A Preferred Stock shall be entitled to receive the dividend payable on such shares of Series A Preferred Stock on such corresponding Dividend Payment Date, and the holder of shares of Series A Preferred Stock shall not need to include payment of the amount of such dividend upon surrender for conversion of shares of Series A Preferred Stock.

(ii) Company Conversion Option

(A) If the Company converts shares of the Series A Preferred Stock pursuant to the Company Conversion Option, on or prior to the applicable Effective Date, the Company must first declare and pay, or declare and set apart for payment, any unpaid dividends that are in arrears on the Series A Preferred Stock.

(B) If the Company exercises the Company Conversion Option and the applicable Effective Date is after the close of business on a Dividend Payment Date and prior to the close of business on the next Dividend Record Date, the holder of shares of Series A Preferred Stock will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date. Accordingly, if the Company converts shares of Series A Preferred Stock and the Effective Date is after the close of business on a Dividend Payment Date and prior to the close of business on the next Dividend Record Date, holders of shares of the Series A Preferred Stock will forego the right to receive any dividends accruing from such Dividend Payment Date to the Effective Date.

(C) If the Company exercises the Company Conversion Option and the applicable Effective Date is on or after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends payable for such period with respect to the shares of Series A Preferred Stock called for a conversion on such date will be payable on such Dividend Payment Date to the holder of such shares of Series A Preferred Stock on such Dividend Record Date.

(g) Conversion Rate Adjustments. The Company shall adjust the Conversion Rate from time to time as follows:

(i) If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock to all holders of Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × OS1/OS0

where

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

CR1 = the new Conversion Rate in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination; and

OS0 = the number of shares of Common Stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this paragraph (i) shall become effective at the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If the Company distributes to all holders of Common Stock any rights, warrants or options entitling them, for a period expiring not more than 60 days after the date of issuance of such rights, warrants or options, to subscribe for or purchase shares of

Common Stock at a price per share that is less than the Closing Sale Price per share of Common Stock on the Business Day immediately preceding the date of announcement of such distribution, the Company shall adjust the Conversion Rate based on the following formula:

CR1 = CR0 × (OS0+X)/(OS0+Y)

where

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new Conversion Rate in effect immediately on and after the ex-dividend date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the aggregate number of shares of Common Stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants or options and (B) the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the Trading Day immediately preceding the date of announcement for the issuance of such rights, warrants or options.

For purposes of this paragraph (ii), in determining whether any rights, warrants or options entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than the applicable Closing Sale Price per share of Common Stock, and in determining the aggregate exercise or conversion price payable for such shares of Common Stock, there shall be taken into account any consideration the Company receives for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors (or committee thereof). If any right, warrant or option described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the Company shall adjust the new Conversion Rate to the Conversion Rate that would then be in effect if such right, warrant or option had not been so issued.

(iii) If the Company distributes shares of its capital stock, evidence of indebtedness or other assets or property to all holders of Common Stock, excluding (A) dividends, distributions, rights, warrants or options referred to in paragraph (i) or (ii) above; (B) dividends or distributions paid exclusively in cash; (C) spin-offs, as described below in this paragraph (iii); (D) except as described in Section 6(g)(vi) below, rights issued pursuant to any stockholder rights plan of the Company then in effect; and (E) any dividends and distributions in connection with a Reorganization Event (as defined below), then the Company shall adjust the Conversion Rate based on the following formula:

CR1 = CR0 × SP0/(SP0 – FMV)

where

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new Conversion Rate in effect immediately on and after the ex-dividend date for such distribution;

SP0 = the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the Business Day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by the Board of Directors or committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the earlier of the record date or the ex-dividend date for such distribution;

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall become effective on the ex-dividend date for such distribution. If such distribution is not so paid or made, the applicable Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of Series A Preferred Stock shall receive, in respect of such share, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of capital stock, evidences of indebtedness, other assets or property of the Company or rights, options or warrants to acquire capital stock or other securities that such holder would have received if such holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the ex-dividend date for the distribution.

If the Company distributes to all holders of Common Stock capital stock of any class or series, or similar equity interest, of or relating to one of the Company’s subsidiaries or other business unit (a “spin-off”) the Conversion Rate in effect immediately before the 10th Trading Day from and including the effective date of the spin-off shall be adjusted based on the following formula:

CR1 = CR0 × (FMV0+MP0 )/ MP0

where

CR0 = the Conversion Rate in effect immediately prior to the 10th Trading Day immediately following, and including, the effective date of the spin-off;

CR1 = the new Conversion Rate in effect immediately on and after the 10th Trading Day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the Closing Sale Prices per share of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Days after the effective date of the spin-off; and

MP0 = the average of the Closing Sale Prices per share of Common Stock over the first 10 consecutive Trading Days after the effective date of the spin-off.

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall occur on the 10th Trading Day from and including the effective date of the spin-off; provided that (A) in respect of any conversion within the 10 Trading Days following the effective date of any spin-off, references within this paragraph (iii) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such spin-off and the Conversion Date in determining the applicable Conversion Rate, and (B) if the Conversion Date for a conversion occurs after the record date for a spin-off, but on or prior to the first Trading Day following the effective date of the spin-off, the conversion date will be postponed until the Business Day immediately following such Trading Day (and the definition of “FMV0” will be modified pursuant to clause (a) above.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new Conversion Rate shall be re-adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If the Company makes any cash dividend or distribution to all holders of outstanding shares of Common Stock (excluding any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up) the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × SP0/(SP0 – C)

where

CR0 = the Conversion Rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new Conversion Rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the Business Day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution; and

C = the amount in cash per share that the Company distributes to holders of Common Stock;

An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall occur on the 10th Trading Day from and including the effective date of the spin-off; provided that (A) in respect of any conversion within the 10 Trading Days following the effective date of any spin-off, references within this paragraph (iii) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such spin-off and the Conversion Date in determining the applicable Conversion Rate, and (B) if the Conversion Date for a conversion occurs after the record date for a spin-off, but on or prior to the first Trading Day following the effective date of the spin-off, the Conversion Date will be postponed until the Business Day immediately following such Trading Day (and the definition of “FMV0” will be modified pursuant to clause (a) above).

An adjustment to the Conversion Rate made pursuant to this paragraph (iv) shall become effective on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new Conversion Rate shall be re-adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (that is subject to the tender offer rules of the Exchange Act that are then applicable), other than odd lot tender offers, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices per share of Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1))/(SP1 × OS0)

where

CR0 = the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors or committee thereof) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the date such tender or exchange offer expires (before giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the close of business on the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made. If, however, the Conversion Date for a share of Series A Preferred Stock occurs after the first Trading Day during the 10 Trading Days following, and including, the Trading Day next succeeding the date such tender or exchange offer expires, but on or prior to the last Trading Day of such period, the reference in the above definition of “SP1” to “10” and the references in the above definitions of “CR0” and “CR1” to “10th” shall be deemed replaced with references to such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date, but excluding such Conversion Date.

Any adjustment to the Conversion Rate made pursuant to this paragraph (v) shall become effective on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender offer or exchange offer expires. If the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Company shall re-adjust the new Conversion Rate to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

Notwithstanding the foregoing, if a Conversion Rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its Series A Preferred Stock on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Rate for such ex-dividend date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(vi) If the Company has in effect a rights plan while any shares of Series A Preferred Stock remain outstanding, holders of shares of Series A Preferred Stock shall receive, upon a conversion of such shares in respect of which the Company has elected to deliver shares of Common Stock, in addition to such shares of Common Stock, rights under the Company’s stockholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from Common Stock. If the rights provided for in any rights plan that the Company’s board of directors may adopt have separated from the Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that holders of shares of Series A Preferred Stock would not be entitled to receive any rights in respect of Common Stock that the Company elects to deliver upon conversion of shares of Series A Preferred Stock, the Company shall adjust the Conversion Rate at the time of separation as if the Company had distributed to all holders of the Company’s capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

(vii) Notwithstanding the foregoing, in the event of an adjustment to the Conversion Rate pursuant to paragraphs (iv) and (v) above, in no event shall the Conversion Rate exceed 12.7272 shares of Common Stock per $100 liquidation preference, subject to adjustment pursuant to paragraphs (i), (ii) and (iii) above. In no event shall the Conversion Price be reduced below $0.01, subject to adjustment for share splits and combinations and similar events.

(viii) The Company shall not make any adjustment to the Conversion Rate if holders of shares of Series A Preferred Stock are permitted to participate, on an as-converted basis, in the transactions described in paragraphs (i) through (vi) above.

(ix) The Conversion Rate shall not be adjusted except as specifically set forth in this Section 6. Without limiting the foregoing, the Conversion Rate shall not be adjusted for (A) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities or those of the Company’s subsidiaries, and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any of the Company’s present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program or those of the Company’s subsidiaries; (C) the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date shares of Series A Preferred Stock were first issued; (D) a change in the par value of Common Stock; (E) accumulated and unpaid dividends or distributions; (F) the issuance of any shares of Common Stock in exchange for, or in connection with any tender offer for, the Company’s outstanding warrants to purchase Common Stock at an exercise price of $7.00 per share; and (G) the issuance of shares of Common Stock, or any securities convertible into or exchange or exercisable for shares of Common Stock, or the payment of cash upon redemption thereof.

(x) No adjustment in the Conversion Rate shall be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made shall be carried forward and taken into account in any future adjustment. All required calculations shall be made to the nearest cent or 1/10,000th of a share, as the case may be. Notwithstanding the foregoing, if the shares of Series A Preferred

Stock are called for redemption or conversion pursuant to the Company Conversion Option, all adjustments not previously made shall be made on the Conversion Date of any Series A Preferred Shares.

(xi) The Company may withhold United States federal income tax (in the case of a non-U.S. holder) with respect to any deemed distribution from the Company from cash payments of dividends and any payments in redemption, repurchase or conversion of the shares of the Series A Preferred Stock.

(h) Effect of Business Combinations. In the case of the following events:

(i) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii) a consolidation, merger or combination involving the Company;

(iii) a sale, conveyance or lease to another corporation or entity of all or substantially all of the Company’s property and assets (other than to one or more of the Company’s subsidiaries); or

(iv) a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock (each a “Reorganization Event”), a holder of shares of Series A Preferred Stock shall be entitled thereafter to convert such shares of Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder would have owned or been entitled to receive upon such Reorganization Event as if such holder of shares of Series A Preferred Stock held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such Reorganization Event, multiplied by the number of shares of Series A Preferred Stock held by such holder of shares of Series A Preferred Stock (the “Reference Property”). However, at and after the effective time of the Reorganization Event, (i) the Company will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of shares of Series A Preferred Stock pursuant to Section 6(j)(iii) of this Certificate of Designations and (ii) (x) any shares of Common Stock that the Company would have been required to deliver upon conversion of shares of Series A Preferred Stock or upon payment of dividends in shares of Common Stock will instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Reorganization Event and (y) the Market Value and Daily VWAP will be calculated based on the value of a unit of Reference Property that a holder of one share of Common Stock would have received in such Reorganization Event. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Reference Property into which shares of Series A Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company will notify holders and the Conversion Agent in writing of the weighted average as soon as practicable after such determination is made.

(i) Optional Increase to Conversion Rate. To the extent permitted by law, the Company may, from time to time, increase the Conversion Rate for a period of at least 20 days if the Board of Directors determines that such an increase would be in the Company’s best interests. Any such determination by the Board of Directors shall be conclusive. In addition, the Company may increase the Conversion Rate if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any distribution of Common Stock or similar event. The Company shall give holders of shares of Series A Preferred Stock at least 15 Business Days’ notice of any increase in the Conversion Rate.

(j) Special Conversion Right of Series A Preferred Stock upon a Fundamental Change.

(i) On or prior to October 3, 2017, in the event of a Fundamental Change, each holder of Series A Preferred Stock shall have the right (the “Fundamental Change Conversion Right”) to convert some or all of the Series A Preferred Stock as described in this Section 6(j).

(ii) In the event of a Fundamental Change and if a holder converts its Series A Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following receipt of the notice described in Section 6(j)(iv) below and ending at the close of business on the Fundamental Change Conversion Date (the “Fundamental Change Conversion Period”), the holder shall automatically receive, with respect to each converted share of Series A Preferred Stock, the greater of:

(A) a number of shares of Common Stock, as calculated pursuant to Section 6(b) of this Certificate of Designations (subject to adjustment as provided in Section 6(g) of this Certificate of Designations), plus the Make-Whole Premium, if any, described in Section 6(k) of this Certificate of Designations; and

(B) a number of shares of Common Stock equal to the lesser of (1) the $100 liquidation preference divided by the Market Value of the Common Stock on the effective date of such Fundamental Change and (2) 25.4453 (subject to adjustment in the same manner as the Conversion Rate) (such number of shares, the “Alternative Conversion Amount”);

provided that the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, together with all other shares of Common Stock previously issued upon conversion or otherwise in respect of the Series A Preferred Stock, will not exceed the Cap Amount, unless the Company has obtained stockholder approval thereof in accordance with rules of NASDAQ and any similar rule of any stock exchange on which Common Stock is listed at the relevant time.

In addition to the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock at the option of the holder on any Conversion Date during the Fundamental Change Conversion Period, each converting holder will have the right to receive an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the conversion date (other than previously declared dividends on the Series A Preferred Stock payable to holders of record as of a prior date), provided that the Company is then legally and contractually (including pursuant to the Credit Facility) permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of Common Stock (or units of Reference Property) or a combination thereof. If the Company makes any such dividend payment in shares of Common Stock (or units of Reference Property), such shares (or units) shall be valued for such purpose at the Market Value determined for the period ending on the second Trading Day preceding the Fundamental Change Conversion Date. The Company may not elect to make any dividend payment in shares of Common Stock to the extent the shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock, together with the shares of Common Stock so issued or issuable in payment of dividends, exceeds the Cap Amount, unless the Company has obtained stockholder approval thereof in accordance with rules of NASDAQ and any similar rule of any stock exchange on which the Common Stock is listed at the relevant time.

If the Company is not then legally or contractually permitted to pay such dividends, then no such payment shall become due. The foregoing provisions shall only be applicable with respect to conversions effected during the Fundamental Change Conversion Period.

(iii) If the Company is required to deliver to holders the Alternative Conversion Amount, then, in lieu of issuing such shares of Common Stock, the Company may, at its option, make a cash payment equal to the Market Value of the Alternative Conversion Amount determined for the period ending on the second Trading Day preceding the Fundamental Change Conversion Date. For the avoidance of doubt, the Company is not obligated to settle any conversions in cash even if the number of shares otherwise issuable upon conversion is subject to the Cap Amount.

(iv) No later than the fifth Trading Day following the effective date of a Fundamental Change, the Company shall provide to the holder of Series A Preferred Stock and the Company’s transfer agent a notice of the occurrence of the Fundamental Change and of the resulting Fundamental Change Conversion Right. Such notice shall state (A) the events constituting the Fundamental Change; (B) the effective date of the Fundamental Change; (C) the Fundamental Change Conversion Date; (D) whether the Company will deliver stock, cash or combination thereof upon conversion and whether accumulated and unpaid dividends will be paid in cash, shares of Common Stock or a combination thereof; (E) the name and address of the Conversion Agent and, if applicable, any paying agent; and (F) the then applicable Conversion Rate and any adjustment to the Conversion Rate as a result of the Fundamental Change (including the Conversion Amount and the Alternative Conversion Amount).

The Company shall also publish a notice containing this information on its website or through such other public medium as it may use at that time. in any event prior to the opening of business on the first Business Day following any date on which the Company provides such notice to the holders of Series A Preferred Stock.

(v) To exercise the Fundamental Change Conversion Right, the holder of Series A Preferred Stock shall comply with the procedures for conversion specified in Section 6(b)(iv) of this Certificate of Designations on or before the close of business on the last day of the Fundamental Change Conversion Period.

(vi) A holder of Series A Preferred Stock may withdraw any notice of exercise of its Fundamental Change Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Conversion Agent prior to the close of business on the second Business Day prior to the last day of the Fundamental Change Conversion Period. The notice of withdrawal shall state (A) the number of withdrawn shares of Series A Preferred Stock; (B) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (C) the number of shares of the Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(vii) Series A Preferred Stock as to which the Fundamental Change Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted in accordance with the Fundamental Change Conversion Right on the Fundamental Change Conversion Date. For the avoidance of doubt, the Conversion Date for all conversions during the Fundamental Change Conversion Period will be the Fundamental Change Conversion Date.

(k) Determination of Make-Whole Premium.

(i) The Make-Whole Premium shall be determined by reference to the table below, based on the date on which the Fundamental Change becomes effective and the stock price. If holders of the Common Stock receive only cash in the transaction constituting a Fundamental Change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the Closing Sale Prices of the Common Stock on the ten (10) consecutive Trading Days prior to but not including the date on which the Fundamental Change becomes effective. The following table sets forth the stock price paid, or deemed paid, per share of the Common Stock in a transaction that constitutes the Fundamental Change, the effective date and the Make-Whole Premium (expressed as the number of additional shares of Common Stock that will be added to the Conversion Rate) to be paid upon a conversion in connection with a Fundamental Change:

	Stock Price
Effective Date	$7.86	$8.00	$8.50	$9.00	$9.50	$10.00	$12.50	$15.00	$20.00
October 3, 2012	2.1250	2.0760	1.9120	1.7690	1.6420	1.5290	1.1100	0.8400	0.5150
October 3, 2013	1.9570	1.9090	1.7540	1.6190	1.5000	1.3950	1.0120	0.7690	0.4760
October 3, 2014	1.7470	1.7010	1.5520	1.4230	1.3120	1.2150	0.8720	0.6630	0.4160
October 3, 2015	1.5120	1.4650	1.3160	1.1890	1.0810	0.9890	0.6810	0.5130	0.3270
October 3, 2016	1.2950	1.2440	1.0820	0.9440	0.8270	0.7280	0.4290	0.3050	0.1970
October 3, 2017	1.1880	1.1340	0.9550	0.7930	0.6440	0.5090	0.0420	0.0000	0.0000

(ii) The exact stock price and effective date may not be set forth on the table, in which case: (A) if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the Make-Whole Premium will be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year; (B) if the stock price is in excess of $20.00 per share (subject to adjustment in the same manner as the stock price), no Make-Whole Premium will be paid; and (C) if the stock price is less than or equal to $7.86 per share (subject to adjustment in the same manner as the stock price), no Make-Whole Premium will be paid. However, the Company will not increase the Conversion Rate as described above to the extent the increase will cause the Conversion Rate to exceed 12.7272. The Company will adjust the maximum Conversion Rate in the same manner in which, and for the same events for which, the Company must adjust the Conversion Rate as described in Section 6(g) of this Certificate of Designations.

(iii) The stock prices set forth in the table will be adjusted as of any date on which the Conversion Rate of the Series A Preferred Stock pursuant to Section 6(g) of this Certificate of Designations is adjusted by multiplying the applicable price in effect immediately before the adjustment by a fraction: (A) whose numerator is the Conversion Rate immediately before the adjustment and (B) whose denominator is the adjusted Conversion Rate.

(l) Nasdaq Cap. Notwithstanding anything to the contrary in this Certificate of Designations, certain listing standards of NASDAQ potentially limit the number of shares of common stock the Company may issue upon conversion of the Series A Preferred Stock. These standards generally require the Company to obtain the approval of its stockholders before engaging in certain transactions that potentially could result in the issuance of 20% or more of its outstanding common stock. Accordingly, if necessary to comply with the listing standards of NASDAQ, the Company will not be required to satisfy any conversion obligation (including any obligations upon conversion during a Fundamental Change Conversion Period) to the extent that such shares issued or issuable upon conversion of the series A Preferred Stock would represent more than the Cap Amount, unless the Company has obtained stockholder approval thereof in accordance with rules of NASDAQ and any similar rule of any stock exchange on which the Common Stock is listed at the relevant time. In accordance with these listing standards, these restrictions will apply at any time when shares of Series A Preferred Stock remain outstanding, regardless of whether the Company then has a class of securities listed on NASDAQ.

SECTION 7. Fundamental Change Optional Redemption.

(a) Upon the occurrence of a Fundamental Change, if the holder of the Series A Preferred Stock chooses not to exercise its Fundamental Change Conversion Right, the Company shall have the option, upon giving notice as provided below, to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the last day of the Fundamental Change Conversion Period, for cash at a redemption price of $100 per share, plus any accrued and unpaid dividends on the Series A Preferred Stock (whether or not earned or declared), to, but not including, the redemption date.

(b) The Company will provide not less than 30 but no more than 60 days’ notice of redemption by mail to each registered holder of Series A Preferred Stock to be redeemed. If the redemption notice is given and funds are deposited as required, then dividends will cease to accrue on and after the redemption date on those shares of Series A Preferred Stock called for redemption.

(c) Once the company has called the Series A Preferred Stock for redemption, the Series A Preferred Stock will be convertible by the holder until the close of business on the second Business Day prior to the redemption date (unless the Company defaults in the payment of the redemption price, in which case a holder of shares of Series A Preferred Stock may convert such shares until the redemption price has been paid or duly provided for). A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of the shares of the Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(d) If the Company redeems less than all of the outstanding shares of its Series A preferred stock, the transfer agent will select the shares by lot, on a pro rata basis or in accordance with any other method the transfer agent considers fair and appropriate. The Company may redeem its Series A Preferred Stock only in a whole number of shares. If a portion of a holder’s Series A Preferred Stock is selected for partial redemption by the Company and the holder converts a portion of such Series A Preferred Stock, the number of shares of the Series A Preferred Stock subject to redemption by the Company will be reduced by the number of shares that the holder converted.

(e) All shares of the Series A Preferred Stock redeemed pursuant to this Section 7 shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

SECTION 8. Record Holders. The Company and its transfer agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor its transfer agent shall be affected by any notice to the contrary.

SECTION 9. No Maturity or Sinking Fund. The Series A Preferred Stock has no maturity date, no sinking fund has been established for the retirement or redemption of Series A Preferred Stock, and the Company is not required to redeem the Series A Preferred Stock at any time.

SECTION 10. Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than as expressly set forth in the Certificate and this Certificate of Designations.

SECTION 11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

SECTION 12. Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Certificate and this Certificate of Designations are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Certificate which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

SECTION 13. No Preemptive Rights. No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

SECTION 14. Legends. All of the series A preferred stock and all of the common stock issuable upon exchange of the series A preferred stock will bear a legend substantially to the following effect, unless otherwise agreed by the Company and the holder thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES (1) THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY, EXCEPT (A) TO THE ISSUER OR A SUBSIDIARY OF THE ISSUER; (B) UNDER A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND

CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH RESALE OR TRANSFER; (C) TO A PERSON THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A ADOPTED UNDER THE SECURITIES ACT) THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER AND TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, ALL IN COMPLIANCE WITH RULE 144A (IF AVAILABLE); (D) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT; OR (E) UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; IN EACH CASE IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; (2) THAT IT WILL, PRIOR TO ANY TRANSFER OF THIS SECURITY, FURNISH TO THE TRANSFER AGENT AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS MAY BE REQUIRED TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; AND (3) THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE AS TO THE ABOVE RESTRICTIONS.

SECTION 15. Form of Notice of Conversion; Form of Assignment.

(a) The following is the form of Conversion Notice to be set forth on the reverse of the Series A Preferred Stock certificate:

[FORM OF CONVERSION NOTICE]

CONVERSION NOTICE

The undersigned registered owner of the Series A Preferred Stock hereby irrevocably exercises the option to convert the Series A Preferred Stock, or the portion hereof below designated, into shares of Common Stock in accordance with the terms of the Certificate of Designation, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Series A Preferred Stock representing any unconverted amount of shares hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares or any portion of the Series A Preferred Stock not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Dated:
Signature(s)

Signature Guarantee	Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Series A Preferred Stock to be delivered, other than to and in the name of the registered holder.

Fill in for registration of shares if to be issued, and Series A Preferred Stock if to be delivered, other than to and in the name of the registered holder:

Name	Number of Shares to be converted (if less than all):

Street Address	Social Security or other Taxpayer Identification Number

City, State and Zip Code

(b) The following is the form of Assignment to be set forth on the reverse of the Series A Preferred Stock certificate:

[FORM OF ASSIGNMENT]

ASSIGNMENT

For value received,                                                                                                                                                             hereby sell(s), assign(s) and transfer(s) unto

____________________________ _________

PLEASE INSERT SOCIAL SECURITY OR TAXPAYER IDENTIFICATION NUMBER OF ASSIGNEE

the Series A Preferred Stock, and hereby irrevocably constitutes and appoints                                          attorney to transfer the said Series A Preferred Stock on the books of the Company with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee:

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Series A Preferred Stock to be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the conversion notice, or the assignment must correspond with the name as written upon the face of the Series A Preferred Stock in every particular without alteration or enlargement or any change whatever.

SECTION 16. Global Certificates. The Series A Preferred Stock may be issued in the form of one or more fully registered global Series A Preferred Stock certificates (“Global Certificates”) registered in the name of the DTC or its nominee and deposited with the transfer agent, as custodian for DTC. Notwithstanding anything to the contrary herein, all notices and communications to be given to the holders of Series A Preferred Stock represented by a Global Certificate and all payments to be made to such holders shall be given or made only to the registered holder of such Global Certificate (which shall be DTC or its nominee) and any notices given in respect of Series A Preferred Stock represented by the Global Certificates shall be given in accordance with the applicable procedures of the DTC. The Global Certificates may bear such legends (in addition to any legend pursuant to Section 14 of this Certificate of Designations) to reflect the foregoing as, and to the extent, determined appropriate by the Company.

FOURTH: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Certificate.

FIFTH: This Certificate of Designations been approved by the Board of Directors and the Committee in the manner and by the vote required by law.

SIXTH: This Certificate of Designations shall be effective at the time the Secretary accepts this Certificate of Designations for record.

SEVENTH: The undersigned Chief Financial Officer of the Company acknowledges this Certificate of Designations to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed under seal in its name and on its behalf by its Chief Financial Officer and attested to by its Assistant Secretary as of the date first written above.

IRIDIUM COMMUNICATIONS INC.

By:	/s/ Thomas J. Fitzpatrick

Name: Thomas J. Fitzpatrick
Title: Chief Financial Officer

ATTEST:

/s/ Kathleen A. Morgan
Name: Kathleen A. Morgan
Title: Assistant Secretary